Exhibit 99.1

Replimune Reports Fiscal Fourth Quarter and Year End 2026 Financial Results and Provides Corporate Update

Woburn, MA, June 29, 2026 – Replimune Group, Inc. (Nasdaq: REPL), a clinical stage biotechnology company pioneering the development of novel oncolytic immunotherapies, today announced financial results for the fiscal fourth quarter and year ended March 31, 2026 and provided a business update.

The Company recently announced that the U.S. Food and Drug Administration (FDA) has accepted for review the resubmission of the Biologics License Application (BLA) for RP1 (vusolimogene oderparepvec) in combination with nivolumab for the treatment of advanced melanoma. The FDA considers this a complete, class 1 response with a goal date of August 2, 2026, and has notified the company to expect an advisory committee meeting in late July.

“The FDA’s acceptance of our RP1 BLA resubmission marks a pivotal milestone in our mission to bring this important therapy to patients facing advanced melanoma, where the need for durable, effective treatment options remains significant,” said Sushil Patel, Ph.D., CEO of Replimune. “We are working hard to ensure we can provide access to RP1 as soon as possible pending an approval. We are equally pleased by the momentum across our clinical programs including continued strong enrollment in our IGNYTE-3 trial of RP1 in advanced melanoma and our REVEAL trial of RP2 in metastatic uveal melanoma.”

Program Highlights & Milestones

RP1 (vusolimogene oderparepvec)

•	IGNYTE Trial (RP1 + Nivolumab) - 3-Year Overall Survival Analysis: In an oral presentation at the ASCO 2026 annual meeting, RP1 plus nivolumab demonstrated exceptional durability in anti-PD-1-failed melanoma patients, with 47.8% of all treated patients alive at 3 years and a median overall survival of 32.9 months - including an 83.5% 3-year survival rate among responders - representing a rare and meaningful long-term benefit in a patient population with historically limited treatment options (Presentation).

•	IGNYTE-3 Confirmatory Study: The global Phase 3 trial assessing RP1 in combination with nivolumab versus physician's choice in patients with advanced melanoma who have progressed on anti-PD-1 and anti-CTLA-4 therapies or are ineligible for anti-CTLA-4 treatment is actively enrolling. The primary endpoint of this trial is overall survival, and key secondary endpoints are progression free survival and overall response rate.

RP2

•	Phase 1 First-in-Human Trial (RP2) - Final Data: In an oral presentation at the ASCO 2026 annual meeting, RP2 monotherapy and in combination with nivolumab demonstrated promising efficacy across multiple advanced solid tumor types, achieving a 19% objective response rate in both arms with durable responses (median duration not reached for monotherapy), while translational analyses confirmed the intended mechanism of transforming immunologically “cold” tumors into immune-inflamed environments with systemic T-cell activation, supporting advancement to a randomized Phase 2/3 trial in metastatic uveal melanoma (Presentation).

•	REVEAL Study: The registration-directed Phase 2/3 trial of RP2 in metastatic uveal melanoma is actively enrolling. The trial is evaluating RP2 in combination with nivolumab versus ipilimumab in combination with nivolumab in approximately 280 patients. The primary endpoints of the trial are overall survival and progression free survival, and key secondary endpoints are overall response rate and disease control rate. Phase 2/3 transition is expected in Q1 2027.

Financial Highlights

•	Cash Position: As of March 31, 2026, cash, cash equivalents and short-term investments were $268.9 million, as compared to $483.8 million as of fiscal year ended March 31, 2025. The decrease in cash balance was a result of cash burn related to operating activities in advancing the company’s clinical development plans.

Based on the current operating plan, the Company believes that existing cash, cash equivalents and short-term investments will enable us to fund operations into the first quarter of calendar 2027, which includes scale up for the potential commercialization of RP1 in skin cancers and for working capital and general corporate purposes and excludes any potential revenue.

•	R&D Expenses: Research and development expenses were $52.3 million for the fiscal fourth quarter and $221.2 million for the fiscal year ended March 31, 2026, as compared to $54.0 million for the fiscal fourth quarter and $189.4 million for the fiscal year ended March 31, 2025. This year over year increase was primarily due to an increase in personnel-related costs as we scaled operations in preparation for commercial launch of RP1, as well as consulting and facility-related costs. Research and development expenses included $4.1 million in stock-based compensation expenses for the fiscal fourth quarter and $16.7 million for the fiscal year ended March 31, 2026.

•	S,G&A Expenses: Selling, general and administrative expenses were $21.0 million for the fiscal fourth quarter and $98.7 million for the fiscal year ended March 31, 2026, as compared to $25.4 million for the fiscal fourth quarter and $72.2 million for the fiscal year ended March 31, 2025. Selling, general and administrative expenses included $4.1 million in stock-based compensation expenses for the fiscal fourth quarter and $15.5 million for the fiscal year ended March 31, 2026.

•	Net Loss: Net loss was $73.7 million for the fiscal fourth quarter and $313.9 million for the fiscal year ended March 31, 2026, as compared to a net loss of $74.1 million for the fiscal fourth quarter and $247.3 million for the fiscal year ended March 31, 2025.

About RP1

RP1 (vusolimogene oderparepvec) is Replimune’s lead product candidate and is based on a proprietary strain of herpes simplex virus engineered and genetically armed with a fusogenic protein (GALV-GP R-) and GM-CSF intended to maximize tumor killing potency, the immunogenicity of tumor cell death, and the activation of a systemic anti-tumor immune response.

About RP2

RP2 is based on a proprietary strain of herpes simplex virus engineered and genetically armed with a fusogenic protein (GALV-GP R-) and GM-CSF intended to maximize tumor killing potency, the immunogenicity of tumor cell death and the activation of a systemic anti-tumor immune response. RP2 additionally expresses an anti-CTLA-4 antibody-like molecule, as well as GALV-GP R- and GM-CSF. RP2 is intended to provide targeted and potent delivery of these proteins to the sites of immune response initiation in the tumor and draining lymph nodes, with the goal of focusing systemic-immune-based efficacy on tumors and limiting off-target toxicity.

About Replimune

Replimune Group, Inc., headquartered in Woburn, MA, was founded in 2015 with the mission to transform cancer treatment by pioneering the development of novel oncolytic immunotherapies. Replimune’s proprietary RPx platform is based on a potent HSV-1 backbone intended to maximize immunogenic cell death and the induction of a systemic anti-tumor immune response. The RPx platform is intended to ignite local activity consisting of direct selective virus-mediated killing of the tumor resulting in the release of tumor derived antigens and altering of the tumor microenvironment to then activate a strong and durable systemic response. The RPx product candidates are expected to be synergistic with most established and experimental cancer treatment modalities, leading to the versatility to be developed alone or combined with a variety of other treatment options. For more information, please visit www.replimune.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations about our cash runway, the status of the FDA review of our BLA for RP1 or potential approval of such BLA, the design and advancement of our clinical trials, the timing and sufficiency of our clinical trial outcomes to support potential approval of any of our product candidates, the regulatory review process and timing of potential product approval, our goals to develop and commercialize our product candidates, patient enrollments in our existing and planned clinical trials and the timing thereof, and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in such forward-looking statements. These factors include risks related to the outcome of FDA’s review process, our limited operating history, our ability to generate positive clinical trial results for our product candidates, the costs and timing of operating our in-house manufacturing facility, the timing and scope of regulatory approvals, the availability of combination therapies needed to conduct our clinical trials, changes in laws and regulations to which we are subject, competitive pressures, our ability to identify additional product candidates, political and global macro factors including the impact of a global pandemic and related public health issues and the ongoing political and military conflicts, including trade conflicts, and other risks as may be detailed from time to time in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Investor Inquiries

Chris Brinzey

ICR Healthcare

339.970.2843

chris.brinzey@icrhealthcare.com

Media Inquiries

Arleen Goldenberg

Replimune

917.548.1582

media@replimune.com

Replimune Group, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Year Ended March 31,
	2026	2025
Operating expenses:
Research and development	$221,184	$189,447
Selling, general and administrative	98,735	72,180
Total operating expenses	319,919	261,627
Loss from operations	(319,919)	(261,627)
Other income (expense):
Research and development incentives	1,604	1,773
Investment income	13,625	21,120
Interest expense on finance lease liability	(2,063)	(2,118)
Interest expense on debt obligations	(6,796)	(5,775)
Other expense	(942)	(202)
Total other income, net	5,428	14,798
Loss before income taxes	$(314,491)	$(246,829)
Income tax (benefit) provision	(551)	468
Net loss	$(313,940)	$(247,297)
Net loss per common share, basic and diluted	$(3.38)	$(3.07)
Weighted average common shares outstanding, basic and diluted	92,803,711	80,564,147

Replimune Group, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	March 31, 2025
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$268,889	$483,804
Working capital	220,891	433,518
Total assets	332,388	551,328
Total stockholders' equity	166,160	415,843

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